Exhibit 23.1
Consent of Independent Valuation Firm
We hereby consent to the references to Houlihan Smith & Company, Inc. (“Houlihan”) and to our valuation report dated March 31, 2009 (our “Report”) relating to the estimation of fair value of certain auction rate securities held by MasTec, Inc. (the “Company”) as of March 31, 2009, including the use of information contained within our Report, for the purpose of the incorporation by reference of such information from the Company’s Form 10-Q for the quarter ended March 31, 2009 into the following Registration Statements: Form S-3 Nos. 333-158502, 333-142083, 333-133252, 333-46067 and Form S-8 Nos. 333-139996, 333-112010, 333-105781, 333-105516, 333-38940, 333-38932, 333-77823, 333-47003, and 333-30647.
We also consent to the reference to our firm under the caption “Experts” in the above-referenced Registration Statements.
/s/ Houlihan Smith & Company, Inc.
Houlihan Smith & Company, Inc.
April 27, 2009

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